Exhibit 24(b)(8.93)
Second Amendment to the Selling and Services Agreement and Fund Participation
Agreement

This Second Amendment dated as of May 1, 2012 by and between ING Life Insurance and Annuity Company ("ING Life"), ING Institutional Plan Services, LLC ("ING Institutional"),
ING Financial Advisers, LLC ("ING Financial") (collectively "ING"), and Thornburg Investment
Management, Inc. ("Adviser") and Thornburg Securities Corporation ("Distributor") (together the
"Fund Parties"), acting as agent for the registered open-end management investment companies listed in Schedule B whose shares are or may be underwritten by Distributor (each a "Fund" or collectively the "Funds"), is made to the Selling and Services Agreement and Fund Participation
Agreement dated as of March 12, 2008 (the "Agreement"), as amended on December 15, 2009.
Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties hereto have entered into that certain Selling and Services
Agreement and Fund Participation Agreement, dated as of March 12, 2008, as previously amended (the "Agreement"); and

WHEREAS, the parties desire to further amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the preambles and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Amendment

1.	Schedule B to the Agreement is hereby replaced in its entirety by the Schedule B attached hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agency
Agreement as of the date and year set forth above;

ING Life Insurance and Annuity	Thornburg Investment Management, Inc.
Company
By: /s/Lisa Gilarde	By: /s/Sasha Wilcoxon
Print Name: Lisa Gilarde Lisa Gilarde	Print Name: Sasha Wilcoxon
Title: Vice President VP	Title: Managing Director

ING Financial Advisers, LLC	Thornburg Securities Corporation
By: /s/David Kelsey	By: /s/Sasha Wilcoxon
Print Name: David Kelsey	Print Name: Sasha Wilcoxon
Title: COO/VP	Title: Vice President

ING Institutional Plan Services, LLC
By: /s/Lisa Gilarde
Print Name: Lisa Gilarde
Title: Vice President

FIRST REVISED SCHEDULE B

1. Servicing Fees

Adviser will pay ING an annual servicing fee equal to the percentage indicated below for each
Fund times the average daily Net Asset Value of shares of the Fund invested through the
Contracts or through ING's arrangements with Plans. Such fee will be paid quarterly.

Fund	Share Class	CUSIP	Symbol	Annual Fee
Value	R3	885-215-533	TVRFX	%
International Value	R3	885-215-525	TGVRX	%
Core Growth	R3	885-215-517	THCRX	%
Income Builder	R3	885-215-384	TIBRX	%
International Growth	R3	885-215-178	TIGVX	%
Global Opportunities	R3	885-215-145	THORX	%
Ltd Term US Govt	R3	885-215-491	LTURX	%
Ltd Term Income	R3	885-215-483	THIRX	%
Strategic Income	R3	885-216-887	TSIRX	%

Value	R4	885-215-277	TVIRX	%
International Value	R4	885-215-269	THVRX	%
Core Growth	R4	885-215-251	TCGRX	%
Income Builder	R4	885-215-186	TIBGX	%
International Growth	R4	885-215-160	TINVX	%
Global Opportunities	R4	885-215-137	THOVX	%

Value	R5	885-215-376	TVRRX	%
International Value	R5	885-215-368	TIVRX	%
Core Growth	R5	885-215-350	THGRX	%
Income Builder	R5	885-215-236	TIBMX	%
International Growth	R5	885-215-152	TINFX	%
Global Opportunities	R5	885-215-129	THOFX	%
Ltd Term US Govt	R5	885-216-861	LTGRX	%
Ltd Term Income	R5	885-216-853	THRRX	%
Strategic Income	R5	885-216-879	TSRRX	%

International Value	R6	885-216-804	TGIRX	%